EXHIBIT 10.1

Dated 18 October 2021

INVESTMENT AGREEMENT

between

LAKELAND INDUSTRIES, INC

and

THE CLA LENDERS

and

THE FOUNDER

and

INOVA DESIGN SOLUTIONS LTD

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Contents

Clause
1	Definitions and Interpretation	3
2	Subscriptions	10
3	Conversion and/or redemption of Loan Notes	11
4	Completion and Second Completion	12
5	Warranties	14
6	Lakeland’s warranty	15
7	Limitations	16
8	Effect of ceasing to hold shares	18
9	Confidentiality and announcements	18
10	Assignment	19
11	Third party rights	20
12	Agreement survives completion	20
13	Severance	20
14	Variation	21
15	Costs	21
16	Whole agreement	21
17	Notices	21
18	Further assurance	22
19	Counterparts	22
20	No partnership	23
21	Governing law and jurisdiction	23

Schedule

SCHEDULE 1	THE CLA LENDERS	24

SCHEDULE 2	THE COMPANY	25

SCHEDULE 3	WARRANTIES	26
1.	The Company and Share Capital	26
2.	Business Plan	26
3.	Accounts	26
4.	Management Accounts	27
5.	Events since the Accounts Date	27
6.	Taxation	28
7.	Litigation	29
8.	Property	30
9.	Intellectual Property	30
10.	Assets, debts and stock	32
11.	Contracts with connected persons	33
12.	Employment arrangements	33
13.	Statutory and legal requirements	34
14.	Records and registers	35
15.	Insurance	35
16.	Group Structure	35
17.	Agreements and capital commitments	36
18.	Borrowings, facilities and grant funding	36
19.	Insolvency	37

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THIS AGREEMENT is dated 18 October 2021

PARTIES

(1)	LAKELAND INDUSTRIES, INC, a corporation incorporated in the state of Delaware, United States, whose headquarters is at 1525 Perimeter Parkway, Suite 325, Huntsville, AL, USA 35806 (Lakeland);

(2)	LEON MARSH of 86-90 Paul Street, London, United Kingdom, EC2A 4NE (Founder)

(3)	THOSE PERSONS whose names and addresses are set out in Schedule 1 (the CLA Lenders); and

(4)

INOVA DESIGN SOLUTIONS LTD a private limited company incorporated under the laws of England and Wales with company number 07513025 whose registered office is at 86-90 Paul Street, London, United Kingdom, EC2A 4NE (Company).

BACKGROUND

(A)	The Company is a company limited by shares, brief particulars of which are set out in Schedule 1.

(B)	Lakeland has agreed to subscribe for the New Series A Shares in the capital of the Company on, and subject to, the terms of this agreement.

(C)

At Completion, the aggregate principal amount of Loan Notes and Future Fund Loan Notes held by the CLA Lenders as set out opposite their names in column 3 of the table in Schedule 1 together with all interest accrued but unpaid thereon shall automatically convert into the number of Series A Shares set out opposite their names in column 4 of the table in Schedule 1 in accordance with the terms of the Loan Note Instrument or the Future Fund Convertible Loan Agreement (as applicable).

AGREED TERMS

1	DEFINITIONS AND INTERPRETATION

1.1	The definitions and rules of interpretation in this clause 1 apply in this agreement.

Accounts: the unaudited accounts of the Group for the period ended on the Accounts Date attached to the Disclosure Letter.

Accounts Date: 31 December 2020.

Aggregate Second Tranche Share Subscription Price means the aggregate of the number of Second Tranche Shares set out in the Second Completion Notice multiplied by the Subscription Price.

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Articles: the new articles of association of the Company in the agreed form to be adopted by the Company on or prior to Completion.

Associated Government Entities means:

(a)	any UK Government departments, including their executive agencies, other subsidiary bodies and other parts of UK Government;

(b)	companies wholly or partly owned by UK Government departments and their subsidiaries;

(c)	non-departmental public bodies, other public bodies, public corporations and their subsidiary bodies sponsored by UK Government departments; and/or

(d)	any successors to any of the entities set out in (a), (b) and (c) above or any new bodies which fall within the same criteria.

AT8 means AT8 Capital Partners LLP a limited liability partnership incorporated under the laws of England and Wales with number OC428398 whose registered office is 52 Sevenoaks Road, Orpington, Kent, United Kingdom, BR6 9JL

Azur means Azur Venture Capital GmbH a company incorporated in Germany with its registered office at District Court, Nürnberg HRB 35577, Germany.

Azur Deed of Release: the deed of release in respect of the debenture dated 27 June 2019 between the Company and Azur, in the agreed form.

Board: the board of directors of the Company or any Group Member (as the case may be), as constituted from time to time.

Business: the development and supply of physiological monitoring solutions.

Business Day: a day (other than a Saturday, Sunday or public holiday) when clearing banks in the City of London are open for the transaction of normal banking business.

Business Plan: the business plan of the Group as adopted in accordance with the Shareholders’ Agreement.

Claim: any claim for breach of any Warranty.

CLA Lenders: means the Future Fund and the Other Lenders.

Company’s Account: the Company’s bank account at Lloyds Bank plc, sort code 77-95-02, account number 20510760.

Company’s Solicitors: means CMS Cameron McKenna Nabarro Olswang LLP of Cannon Place, 78 Cannon Street, London EC4N 6AF (Ref: NAMQ/151275.00004).

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Completion: completion by the parties of their respective obligations under clause 4.

Completion Date: the date of this Agreement, or such other date as is agreed between the parties.

Contract Claim: any claim against the Founder by Lakeland for a breach of this agreement, other than a Claim.

Conversion Shares: means the 681,427 Series A Shares to be issued to the CLA Lenders pursuant to clause 3.1.

DD Deed of Release: the deed of release in respect of the debenture dated 27 June 2019 between the Company and David Dutton, in the agreed form.

Deed of Adherence: the deed of adherence in the form set out in Schedule 5 of the Shareholders’ Agreement.

Deeds of Release: together, the deeds of release of all relevant noteholders.

Director Service Contract: any new executive director service contract executed and entered into, between the Company and the Founder.

Disclosed: fairly disclosed with sufficient explanation and detail to identify the nature, scope and full implications of the matters disclosed, in a Disclosure Letter.

Disclosure Letter: the letter from the Warrantors to Lakeland, executed and delivered immediately before Completion together with the bundle of documents attached to it each in the agreed form.

Draft Business Plan: the draft business plan of the Group as Disclosed at Completion.

Encumbrance: any mortgage, charge, security interest, lien, pledge, assignment by way of security, equity claim, right of pre-emption, option, covenant, restriction, reservation, lease, trust, order, decree, judgment, title defect (including retention of title claim), conflicting claim of ownership or any other encumbrance of any nature whatsoever (whether or not perfected) other than liens arising by operation of law.

Fair Value: has the meaning given in the Articles.

First Tranche Shares means the 508,905 Series A Shares subscribed by Lakeland pursuant to clause 2.1.

Future Fund: means UK FF Nominees Limited.

Future Fund Convertible Loan Agreement : the convertible loan note agreement of the Company dated 30 December 2020 pursuant to which certain convertible loans were made by, inter alios, the Future Fund and the Other Lenders to the Company for a total amount of £870,000.

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Future Fund Loan Notes: the loan notes issued pursuant to the Future Fund Convertible Loan Agreement.

Grant Funding: any funding or other aid or assistance from any central, state or local government body or authority, any statutory undertaking, any other public body or authority, or any other body funded by public money (including any form of governmental support via any regional or SME support scheme considered by the European Commission as containing an element of State aid).

Group: the Company and each and any of its Holding Companies and Subsidiaries from time to time (excluding, if ever applicable, any Seed Investor Group Member), and Group Member shall be construed accordingly.

Holding Company: is as defined in section 1159 of the Act and for the purposes only of the membership requirement contained in sections 1159(1)(b) and (c), a company shall be treated as a member of another company even if its shares in that other company are registered in the name of:

(a)	another person (or its nominee), by way of security or in connection with the taking of security; or

(b)	its nominee.

Intellectual Property: patents, rights to inventions, utility models, copyright, trademarks, service marks, trade, business and domain names, rights in trade dress or get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, moral rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications for and renewals or extensions of such rights, and all similar or equivalent rights or forms of protection in any part of the world.

Investor: a holder from time to time of Seed Shares and/or Series A Shares.

Investor Consent: the prior written consent of an Investor Majority, to be communicated to the Company by the relevant Investors.

Investor Majority: a majority of the Investors holding in aggregate not less than two-thirds of the Investor Shares and, in any case, representing at least two Shareholders that are not Connected Persons of each other.

Investor Shares: together, the Seed Shares and the Series A Shares.

ITEPA: Income Tax (Earnings and Pensions) Act 2003.

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Lakeland Board Observer: has the meaning given in the Shareholders’ Agreement.

Lakeland Director: means the director appointed by Lakeland in accordance with the Shareholders’ Agreement and shall include any alternate appointed to act in his place from time to time.

Loan Note Instrument: the amended and restated convertible loan note instrument of the Company dated 27 June 2019 constituting up to £1,000,000 convertible loan notes 2020.

Loan Notes: the loan notes issued pursuant to the Loan Note Instrument.

Management Accounts: the unaudited management accounts of each Group Member together with the consolidated management accounts for the Group, comprising in each case a balance sheet as at 31 August 2021, a cash flow statement and a profit and loss account for the period which commenced on the Accounts Date and ended on 31 August 2021, copies of which are annexed to the Disclosure Letter.

Members of the same Fund Group: means if a person is a fund, partnership, company, syndicate or other entity whose business is managed by a fund manager (an “Investment Fund”) or is a nominee of that Investment Fund:

(a)

any participant or partner in or member of any such Investment Fund or the holders of any unit trust which is a participant or partner in or member of any Investment Fund (but only in connection with the dissolution of the Investment Fund or any distribution of assets of the Investment Fund pursuant to the operation of the Investment Fund in the ordinary course of business);

(b)	any Investment Fund managed or advised by that Fund Manager;

(c)	any Holding Company or Subsidiary of that Fund Manager, or any Subsidiary of any Holding Company of that Fund Manager; or

(d)	any trustee, nominee or custodian of such Investment Fund and vice versa.

NED Agreement: the agreement between Geoffrey Drage and the Company in respect of his appointment as a non-executive director of the Company, a copy of which has been attached to the Disclosure Letter.

New Series A Shares: the First Tranche Shares and, if applicable, the Second Tranche Shares.

Ordinary Shares: has the meaning given in the Articles.

Other Lenders: has the meaning given to it in the Future Fund Convertible Loan Agreement.

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Resolutions: the resolutions in agreed form to be passed by the Company by written resolution to authorise the allotment of the New Series A Shares, waive pre-emption rights in respect of the allotment and issue of the New Series A Shares and adopt the Articles.

Second Completion means completion by the parties of their respective obligations in accordance with clause 4.3

Second Completion Date means the date which is 21 days following delivery by Lakeland to the Company of a Second Completion Notice (or if such date is not a Business Day, the next Business Day) or such other date as agreed by the Company and an Investor Majority in writing;

Second Completion Notice has the meaning given to it in clause 2.3;

Second Tranche Shares has the meaning given to it in clause 2.3;

Seed Investor: Breed Reply Investments Limited a private limited company incorporated under the laws of England and Wales with company number 09321264 whose registered office is at 38 Grosvenor Gardens London England SW1W 0EB.

Seed Investor Deed of Release: the deed of release in respect of the debenture dated 21 January 2019 between the Company and the Seed Investor, in the agreed form.

Seed Investor Group: the Seed Investor and each and any of its Holding Companies, Subsidiaries and Members of the same Fund Group from time to time and Seed Investor Group Member shall be construed accordingly.

Seed Shares: has the meaning given in the Articles.

SEIS Shareholders: the Shareholders who have invested in the Company and sought to take advantage of the tax benefits available to investors under the Seed Enterprise Investment Scheme.

Series A Shares: has the meaning given in the Articles.

Shareholder: a holder of Shares who is a party to the Shareholders’ Agreement or becomes one by executing a Deed of Adherence.

Shareholders’ Agreement: the shareholders’ agreement between (1) the Company and (2) the Shareholders (as defined therein), dated on or about the date of this agreement.

Shares: the Ordinary Shares, Seed Shares and Series A Shares.

Subscription Price: the price of £3.93 per New Series A Share.

Subsidiary: is as defined in s1159 of the Companies Act 2006.

Tax or Taxation: all forms of taxation and statutory, governmental, state, federal, provincial, local, government or municipal charges, sales taxes, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable and whether of the UK or any other jurisdiction; and any penalty, fine, surcharge, interest, charges or costs relating thereto.

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Warranties: the warranties given pursuant to clause 5.2 and Schedule 3, and references to a particular Warranty are to a warranty statement set out in Schedule 3.

Warrantors: means the Company and the Founder.

Warranty Date: means the Completion Date.

1.2	Clause, schedule and paragraph headings shall not affect the interpretation of this agreement.

1.3

A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality) and that person’s legal and personal representatives, successors and permitted assigns.

1.4	The schedules form part of this agreement and shall have effect as if set out in full in the body of this agreement. Any reference to this agreement includes the schedules.

1.5	A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.

1.6	Words in the singular shall include the plural and vice versa. A reference to one gender shall include a reference to the other genders.

1.7

A reference to a statute, statutory provision or subordinated legislation is a reference to it as it is in force from time to time, taking account of any amendment or re-enactment and includes any statute, statutory provision or subordinate legislation which it amends or re-enact; provided that, as between the parties, no such amendment or re-enactment shall apply for the purposes of this agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party.

1.8

Any reference to an English legal term for any action, remedy, method of judicial proceeding, legal document, legal status or legal concept is, in respect of any jurisdiction other than England and Wales, deemed to include what most nearly approximates in that jurisdiction to the English legal term.

1.9	A reference to writing or written includes e-mail.

1.10	Any obligation in this agreement on a person not to do something includes an obligation not to agree or allow that thing to be done.

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1.11	Documents in agreed form are documents in the form agreed by the parties and initialled by or on behalf of them for identification.

1.12	A reference to a document is a reference to that document as varied or novated (in each case, other than in breach of this agreement) at any time.

1.13	Any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.14

Where any statement is qualified by the expression so far as the Warrantors are aware or to the Warrantor’s knowledge or any similar expression, that statement shall be deemed to include an additional statement that it has been made after due and careful enquiry.

2	SUBSCRIPTIONS

2.1

On Completion, Lakeland shall apply for the allotment and issue to it of the First Tranche Shares at the Subscription Price, for a total aggregate amount of £2,000,000, payment for which shall be made in accordance with clause 4.1(a).

2.2	Completion of the subscription for the First Tranche Shares shall take place on the Completion Date.

2.3

Lakeland may, within 30 months after First Completion, apply for the allotment and issue to it of up to 381,679 New Series A Shares (or such other amount of New Series A Shares agreed between the Company and Lakeland) and the Company shall cause to be issued to Lakeland such New Series A Shares (the “Second Tranche Shares”) at the Subscription Price, for a total aggregate amount of the Aggregate Second Tranche Share Subscription Price, by notice in writing to the Company (“Second Completion Notice”), payment for which shall be made in accordance with clause 4.3(a).

2.4	If Lakeland provides a Second Completion Notice, Second Completion shall take place on the Second Completion Date.

2.5	The Warrantors warrant to Lakeland, on the Completion Date that:

(a)	the Company is entitled to allot the First Tranche Shares to Lakeland on the terms of this agreement, without the consent of any other person;

(b)	the Company has the power and authority to enter into and perform its obligations under this agreement;

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(c)	when executed, the Company’s obligations under this agreement will be binding on the Company; and

(d)	execution and delivery of, and performance by the Company of its obligations under this agreement will not result in any breach of applicable law.

2.6

The Warrantors warrant to Lakeland, on the Second Completion Date that the Company is entitled to allot the Second Tranche Shares to Lakeland on the terms of this agreement, without the consent of any other person.

2.7

Each of the Shareholders irrevocably waives any pre-emption rights that he or his nominees may have under the Articles or otherwise, so as to enable the issue of the New Series A Shares to proceed as set out in this clause 2.

3	CONVERSION AND/OR REDEMPTION OF LOAN NOTES

3.1	Subject to clause 3.4, on Completion:

(a)

the aggregate principal amount of Loan Notes and Future Fund Loan Notes held by the CLA Lenders as set out opposite their names in column 3 of the table in Schedule 1 together with all interest accrued but unpaid thereon shall automatically convert into the number of Series A Shares set out opposite their names in column 4 of the table in Schedule 1 in accordance with the terms of the Loan Note Instrument or the Future Fund Convertible Loan Agreement (as applicable); and

(b)

in addition to the conversions described in clause 3.1.(a) above, the aggregate principal amount of £300,000 shall be redeemed by the Company in accordance with the terms of the relevant loan note documents.

3.2	The Warrantors warrant to the CLA Lenders, on the Completion Date that:

(a)	the Company is entitled to allot the relevant Conversion Shares to the CLA Lenders on the terms of this agreement, without the consent of any other person;

(b)	the Company has the power and authority to enter into and perform its obligations under this agreement;

(c)	when executed, the Company’s obligations under this agreement will be binding on the Company; and

(d)	execution and delivery of, and performance by the Company of its obligations under this agreement will not result in any breach of applicable law.

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3.3

Each of the Shareholders irrevocably waives any pre-emption rights that he or his nominees may have under the Articles or otherwise, so as to enable the issue of the Conversion Shares in accordance with the terms of the Loan Note Instrument.

3.4

The number of Conversion Shares has been calculated on the basis that the Completion Date is 15 October 2021. Any interest accrued but unpaid on the Loan Notes and Future Fund Loan Notes (as applicable) after 15 October 2021 may, in the Company’s sole discretion, be repaid to the relevant CLA Lender in cash in accordance with the terms of the Loan Note Instrument or the Future Fund Convertible Loan Agreement (as applicable) within 14 days after the Completion Date.

4	COMPLETION AND SECOND COMPLETION

Completion

4.1

Completion of the subscription by Lakeland for the First Tranche Shares shall take place at the Company’s Solicitors offices on the Completion Date (or at such other time and place as the Company and Lakeland shall agree) when the following events shall take place:

(a)

Lakeland shall irrevocably instruct its bank to make payment of £2,000,000 (being the total subscription price for the First Tranche Shares) by electronic transfer to the Company’s Account. Payment made in accordance with this clause 4.1(a) shall constitute a good discharge for Lakeland of its obligations under this clause 4.1;

(b)	a meeting of the Board shall be held at which the Company shall:

(i)	approve the terms of and the entry by the Company into the Shareholders’ Agreement and this agreement;

(ii)

subject only to completion of this agreement, approve the issue of the Conversion Shares in accordance with the terms of the Loan Note Instrument and issue and allot such Conversion Shares to the respective CLA Lenders at the Conversion Price (as defined in the Loan Note Instrument or Future Fund Convertible Loan Agreement (as applicable));

(iii)	issue and allot the First Tranche Shares to Lakeland credited as fully paid and enter its name in the register of members;

(iv)	execute and deliver to the CLA Lenders share certificates for the Conversion Shares;

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(v)	execute and deliver to Lakeland share certificates for the First Tranche Shares;

(vi)	appoint Joshua Sletten as the Lakeland Director and acknowledge the Lakeland Board Observer;

(vii)	approve and authorise the execution of a Disclosure Letter by the Company;

(viii)	approve and authorise the execution of the Deeds of Release; and

(ix)	pass any other resolutions required to carry out the Company’s obligations under this agreement.

(c)	the Warrantors shall execute a Disclosure Letter and shall procure the delivery of such Disclosure Letter executed by each of them to Lakeland;

(d)	the Shareholders shall pass the Resolutions; and

(e)	the relevant noteholders and the Company shall enter into the Deeds of Release.

4.2	Following Completion, the Company shall file all appropriate resolutions and forms with the Registrar of Companies within the time limits prescribed for filing each of them.

Second Completion

4.3

Subject to clause 2.3, Second Completion of the subscription by Lakeland for the Second Tranche Shares shall take place at the Company’s Solicitors offices on the Second Completion Date (or at such other time and place as the Company and Lakeland shall agree) when the following events shall take place:

(a)

Lakeland shall irrevocably instruct its bank to make payment of the Aggregate Second Tranche Share Subscription Price by electronic transfer to the Company’s Account. Payment made in accordance with this clause 4.3(a) shall constitute a good discharge for Lakeland of its obligations under this clause 4.3; and

(b)	a meeting of the Board shall be held at which the Company shall:

(i)	issue and allot the Second Tranche Shares to Lakeland credited as fully paid and enter its name in the register of members; and

(ii)	execute and deliver to Lakeland share certificates for the Second Tranche Shares.

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4.4	Following Second Completion, the Company shall file all appropriate resolutions and forms with the Registrar of Companies within the time limits prescribed for filing each of them.

5	WARRANTIES

5.1	The Warrantors acknowledge that Lakeland has entered into the agreement and agreed to subscribe for the New Series A Shares on the basis of the Warranties.

5.2

The Warrantors (but subject to clause 7.3) warrant to Lakeland and the Future Fund that each and every Warranty is, at the Warranty Date true and accurate and not misleading, subject only to those matters Disclosed to Lakeland in the Disclosure Letter.

5.3	The Warrantors warrant to the Future Fund:

(a)	in the terms of the warranties set out in paragraph 9 of schedule 1 of the Future Fund Convertible Loan Agreement;

(b)	that the Company has complied in all material respects with the terms of the Future Fund Convertible Loan Agreement;

(c)

that the execution and performance of this agreement by the Company has been duly authorised by all necessary actions and no other consents, authorisations or approvals of any kind or of any governmental authority or other third party are required in connection with the execution or performance of this agreement by the Company and this agreement has been duly executed and delivered by the Company and is valid and binding upon the Company and enforceable in accordance with its terms; and

(d)

that the Conversion Shares to be issued to the Future Fund are the most senior class of shares with identical rights and preferences as attached to and with the same obligations as the securities to be issued to the investors as part of the Qualified Financing event (including any warrants, options, bonus shares or other economic rights made available to the investors), in each case having such rights, and subject to such restrictions, as set out in this agreement and the Articles.

5.4

Each Warranty is a separate and independent warranty, and, save as otherwise expressly provided, no Warranty shall be limited by reference to any other Warranty or by the other terms of this agreement.

5.5

Lakeland’s rights and remedies in respect of any breach of any of the Warranties shall not be affected by Completion or Second Completion or any investigation made by or on behalf of Lakeland into the affairs of the Company.

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5.6

Any information supplied by or on behalf of the Company or its officers, employees, agents, representatives or advisers to the Founder or his agents, representatives or advisers in connection with, or which forms the basis of, any of the Warranties, the information Disclosed in the Disclosure Letter or otherwise in relation to the business and affairs of the Company (whether before or after the date hereof) shall not constitute a warranty, representation or guarantee as to the accuracy of such information in favour of the Founder and shall not constitute a defence to any Claim by Lakeland. The Founder hereby irrevocably waives any and all claims against the Company in respect of any information so supplied (and undertakes that no other person claiming under, or through, him will make any such claim).

5.7

At the option of each Warrantor (but at all times subject to Investor Consent), any liability in respect of any Claims may be settled (in whole or in part) through the transfer to Lakeland of Shares held by the Founder or, in the case of the Company, to be issued by the Company to Lakeland, whereby the number of Shares is calculated by dividing the value of the Claim by the lower of (i) the Fair Value of such Shares at the time of the settlement of the Claim; and (ii) the Subscription Price. Any Shares so transferred to Lakeland shall, if they are Ordinary Shares, be re-designated as Series A Shares and each of the parties (other than the Company) hereby irrevocably agrees to approve such re-designation and waives any pre-emption rights on transfer he or his nominees may have pursuant to the Company’s articles of association or otherwise so as to enable the transfer of any Shares contemplated by this clause 5.7 to proceed free of any such pre-emption rights. The transfer or issue of the adequate number of Shares (or, where Shares are transferred or issued in partial settlement, the adequate number of Shares together with the adequate cash payment) to Lakeland by a relevant Warrantor shall fully and finally discharge such Warrantor from any liability for a Claim.

5.8	The Future Fund shall be provided with the same information as Lakeland in addition to the specific information set out in Schedule 4 of the Future Fund Convertible Loan Agreement

6	LAKELAND’S WARRANTY

6.1

Lakeland warrants that it has the right, power and authority and has taken all action necessary to execute and deliver, and to exercise its rights and perform its obligations under, this agreement and each document to be executed pursuant to this agreement, and each such document will, when executed, constitute legal, valid and binding obligations of Lakeland enforceable in accordance with their respective terms.

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7	LIMITATIONS

7.1	The limitations set out in this clause 7 shall not apply to any claim under this agreement which is:

(a)	the consequence of fraud, dishonesty, wilful concealment, wilful misrepresentation or gross negligence by or on behalf of the Warrantors; or

(b)	a result of a breach of the Warranties in paragraph 1, 6 or 9 of Schedule 3.

7.2

No Claim may be made against the Warrantors unless written notice of such Claim is served on the Warrantors giving reasonable details of the Claim by no later than the date which is 12 months after the Warranty Date.

7.3	The aggregate liability of the Warrantors for all and any Claims:

(a)	in the case of the Company shall be limited to the aggregate amount subscribed for by Lakeland under this Agreement; and

(b)	in the case of the Founder, shall be limited to the amount of his annual salary at the Completion Date,

together (in the case of the Company) with the proper and reasonable costs of recovery in respect of any Claim incurred by (or on behalf of) Lakeland.

7.4	The Warrantors shall not be liable for any Claim unless:

(a)	the aggregate liability for all Claims exceeds £30,000, in which case the Warrantors shall be liable for the entire amount and not just the excess; and

(b)	in calculating liability for Claims for the purposes of clause 7.4(a), any Claim which is less than £10,000 (excluding interest, costs and expenses) shall be disregarded.

For these purposes, a number of Claims arising out of the same or similar subject matter, facts, events or circumstances shall be aggregated to form a single Claim.

7.5	No liability of the Warrantors in respect of any breach of any Warranty shall arise:

(a)

if such breach occurs by reason of any matter which would not have arisen but for the coming into force of any legislation not in force at the Completion Date or by reason of any change to HMRC’s practice occurring after the Completion Date;

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(b)

to the extent that a specific and reasonably detailed allowance, provision or reserve has been made in the Accounts or in the Management Accounts in respect of the matter to which such liability relates;

(c)

to the extent that such breach or claim arises as a result of any change in the accounting bases or policies in accordance with which the Company values its assets or calculate its liabilities or any other change in accounting practice from the treatment or application of the same used in preparing the Accounts (save to the extent that such changes are required to correct errors or because relevant generally accepted UK accounting principles have not been complied with).

7.6	The Warrantors shall not be liable for any Claim if:

(a)

the alleged breach which is the subject of the Claim is capable of remedy and is remedied to the reasonable satisfaction of Lakeland by the Warrantors within 30 days of the date on which the notice in clause 7.2 is received by the Warrantor; and

(b)	Lakeland does not suffer any losses in connection with the alleged breach.

7.7	The Founder shall not be liable for any Contract Claim if:

(a)

the aggregate liability for any Contract Claim reasonably capable of being quantified is less than £30,000 (and for this purpose, a number of Contract Claims arising out of the same or similar subject matter, facts, events or circumstances shall be aggregated to form a single Contract Claim); or

(b)

the breach which is the subject of the Contract Claim is capable of remedy and is remedied to the reasonable satisfaction of Lakeland by the Founder within 30 days of the date on which Lakeland notifies the Founder of such Contract Claim, and Lakeland does not suffer any loss greater than £10,000 in connection with the breach.

7.8	Nothing in this agreement shall relieve Lakeland’s duty under common law to mitigate any loss or liability which is the subject of a Claim.

7.9	Lakeland may not recover from the Warrantors under the Warranties more than once in respect of the same damages suffered.

7.10	The Warrantors shall not be liable for a Claim to the extent that the matter or circumstance giving rise to such Claim was Disclosed in the Disclosure Letter.

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7.11	The limitations set out in this clause 7 shall not apply to the specific Future Fund warranties set out in clause 5.3.

8	EFFECT OF CEASING TO HOLD SHARES

8.1

The Founder’s liability under clause 5 in relation to the Warranties shall survive a transfer of all or any shares by the Founder, and shall survive the Founder ceasing to be a director, or employee of or consultant to any Group Member. With the exception of the foregoing (and for the avoidance of doubt, clause 8.2) and without prejudice to the due performance by the Founder of all obligations up to the date of such cessation, when a Founder and any Permitted Transferees ceases to hold (or beneficially own) any shares in the capital of the Company, he shall have no further obligation or liability under this agreement save for any events or obligations which took place or applied prior to him ceasing to hold Shares.

8.2

The Founder shall not cease to be liable under any of the Warranties in accordance with the provisions of clause 5 by virtue of his, or any of his Permitted Transferees, ceasing to hold (or beneficially own) any shares in the capital of the Company.

8.3

Lakeland’s obligations under clauses 4 and 9 shall survive a transfer of all or any shares by Lakeland’s and the Seed Investor’s obligations under clause 9 shall survive a transfer of all or any shares by the Seed Investor.

9	CONFIDENTIALITY AND ANNOUNCEMENTS

9.1

Except as provided elsewhere in this agreement, and excluding any information which is in the public domain (other than through the wrongful disclosure of any party), or which any party is required to disclose by law or by the rules of any regulatory body to which the Company is subject, each party agrees to keep secret and confidential and not to use, disclose or divulge to any third party (other than a party’s professional advisers) any:

(a)

confidential information relating to the Company (including the Intellectual Property, customer lists, reports, notes, memoranda and all other documentary records pertaining to the Company or its business affairs, finances, suppliers, customers or contractual or other arrangements); or

(b)	information relating to the negotiation, provisions or subject matter of this agreement (or any document referred to in it); or

(c)	information concerning the Seed Investor or Lakeland.

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9.2

Except in accordance with clauses 9.3 and 9.4, the parties shall not make any public announcement or issue a press release or respond to any enquiry from the press or other media that concerns or relates to this agreement or its subject matter (including, but not limited to, the Seed Investor’s and Lakeland’ investments in the Company) or any ancillary matter without Investor Consent and the prior written approval of the Board.

9.3

Notwithstanding clause 9.2, any party may make or permit to be made an announcement concerning or relating to this agreement, or its subject matter or any ancillary matter if and to its professional advisers and auditors or if and to the extent required by:

(a)	law; or

(b)	any securities exchange on which either party’s securities are listed or traded; or

(c)	any regulatory or governmental or other authority with relevant powers to which either party is subject or submits, whether or not the requirement has the force of law.

9.4	The parties consent to the issue of a press release, in a form to be agreed between the Company, the Seed Investor and Lakeland as soon as practicable following Completion.

9.5

Nothing in this agreement shall prevent the Future Fund from disclosing any information whether or not relating to the Company and its affairs to Associated Government Entities or which the Future Fund, in its absolute discretion, considers that it is required to disclose in order to comply with any statutory or parliamentary requirements, whether or not existing at the date of this agreement.

10	ASSIGNMENT

10.1	Subject to clause 10.3 and 10.4 this agreement is personal to the parties and no party shall:

(a)	assign any of its rights under this agreement; or

(b)	transfer any of its obligations under this agreement; or

(c)	sub-contract or delegate any of its obligations under this agreement; or

(d)	charge or deal in any other manner with this agreement or any of its rights or obligations.

10.2	Any purported assignment, transfer, sub-contracting, delegation, charging or dealing in contravention of clause 10.1 shall be ineffective.

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10.3

The Seed Investor may assign the whole or any of its rights under this agreement other than any rights to bring a claim against the Company (whether for breach of a Warranty, failure to meet a Milestone or a claim for breach of Contract) to any Member of the Same Group, subject to the condition that the Seed Investor will procure that, before any assignee subsequently ceases to be a Member of the Same Group, that assignee shall assign back to the Seed Investor, or to another Member of the Same Group as the Seed Investor (which itself shall then be deemed to be an assignee of the original party for the purposes of this clause), any rights so assigned.

10.4

Lakeland may assign the whole or any of its rights under this agreement other than any rights to bring a claim against the Company (whether for breach of a Warranty, failure to meet a Milestone or a claim for breach of Contract) to any Member of the Same Group, subject to the condition that Lakeland will procure that, before any assignee subsequently ceases to be a Member of the Same Group, that assignee shall assign back to Lakeland, or to another Member of the Same Group as Lakeland (which itself shall then be deemed to be an assignee of the original party for the purposes of this clause), any rights so assigned.

11	THIRD PARTY RIGHTS

11.1	This agreement does not confer any rights on any person that is not a party to this agreement pursuant to the Contracts (Rights of Third Parties) Act 1999.

12	AGREEMENT SURVIVES COMPLETION

This agreement (other than the obligations that have already been performed) remains in full force after Completion.

13	SEVERANCE

13.1

If any provision of this agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

13.2

If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted or modified, that provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.

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14	VARIATION

A variation of this agreement shall only be valid if it is in writing and signed by all parties, in which event such change shall be binding against all of the parties hereto.

15	COSTS

15.1

All costs and expenses in connection with the negotiation, preparation, execution and performance of this agreement, and any documents referred to in it, shall be borne by the party that incurred the costs.

16	WHOLE AGREEMENT

16.1

This agreement and the documents referred to or incorporated in it (including the Future Fund Convertible Loan Agreement), constitute the whole agreement between the parties relating to the subject matter of this agreement, and supersede any previous arrangement, understanding or agreement between them relating to the subject matter that they cover.

16.2	Nothing in this clause 16 operates to exclude or limit any liability for fraud.

16.3

The parties agree that paragraphs 3, 5(c), 8(a), 8(c), 8(d), 8(g), 8(i), 8(j), and 14 of schedule 1 of the FF CLA shall continue in full force and effect in accordance with the terms of the Future Fund Convertible Loan Agreement notwithstanding the conversion of the Loans (as defined in the Future Fund Convertible Loan Agreement into the Conversion Shares, and notwithstanding any provision of this agreement or the Articles which may conflict with those terms and the parties agree that such clauses shall be construed accordingly.

17	NOTICES

17.1	A notice given under this agreement:

(a)	shall be sent for the attention of the person, and to the address, given in this clause 17 (or such other address as the relevant party may notify to the other parties); and

(b)	shall be:

(i)	email; or

(ii)	delivered personally; or

(iii)	sent by pre-paid first-class post or recorded delivery; or

(iv)	(if the notice is to be served by post outside the country from which it is sent) sent by airmail.

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17.2	The addresses for service of notice are:

(a)	In the case of the Company, to its registered office or mail@inovadesign.co.uk, for the attention of: the Directors.

(b)	In the case of the Seed Investor, to its registered office or notices@breedreply.com, for the attention of: the Directors.

(c)	In the case of the CLA Lenders other than the Seed Investor, to the address or email address set out alongside their respective names in the Company’s register of members.

(d)	In the case of Lakeland, to its registered office address or as otherwise provided to the Company.

17.3	A notice is deemed to have been received:

(a)	if delivered by email, at 9.00am local time on the next Business Day; or

(b)	if delivered personally, at the time of delivery; or

(c)	in the case of pre-paid first-class post or recorded delivery, 48 hours from the date of posting; or

(d)	in the case of airmail, five days from the date of posting; or

(e)

if deemed receipt under the previous paragraphs of this clause 17.3 is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is a Business Day), when business next starts in the place of deemed receipt.

17.4	To prove service, it is sufficient to prove that the envelope containing the notice was properly addressed and posted or the email was properly addressed and sent.

18	FURTHER ASSURANCE

Without prejudice to clause 4, each party shall at its own cost promptly execute and deliver all such documents, and do all such things, as the other party may from time to time reasonably require for the purpose of giving full force and effect to the provisions of this agreement.

19	COUNTERPARTS

This agreement may be executed in any number of counterparts, each of which is an original and which, when executed, shall be an original and which together shall have the same effect as if each party had executed the same document.

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20	NO PARTNERSHIP

Nothing in this agreement is intended to or shall be construed as establishing or implying a partnership of any kind between the parties.

21	GOVERNING LAW AND JURISDICTION

21.1

Any dispute arising out of or in connection with this agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the LCIA Rules, which Rules are deemed to be incorporated by reference into this clause.

21.2	The number of arbitrators shall be one.

21.3	The seat, or legal place, of arbitration shall be London, United Kingdom.

21.4	The language to be used in the arbitral proceedings shall be English.

21.5	The governing law of the agreement shall be the substantive law of England and Wales.

This agreement has been entered into on the date stated at the beginning of it.

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Schedule 1 The CLA Lenders

Name of CLA Lender	Principal amount of Loan Notes (£)	Conversion price of the Loan Notes (£)	Number and class of shares to be issued on conversion of Loan Notes	Number and class of shares to be issued on conversion of the principal amount of the Future Fund Loan Notes (the “Principal Amount”)	Number and class of shares to be issued on conversion of the interest which has accrued under the Future Fund Convertible Loan Agreement (the “Interest) At a Conversion Price of £3.93	Aggregate number and class of shares to be issued on conversion of the Principal Amount and the Interest	Conversion Price of the Principal Amount (£)
BREED REPLY INVESTMENTS LIMITED	450,000	2.75	209,487 Series A Shares	95,419.8 Series A Shares	4,852.0 Series A Shares	100,271 Series A Shares	3.14
AT8 CAPITAL PARNERS LLP	300,000	2.75	135,868 Series A Shares	9,542.0 Series A Shares	485.2 Series A Shares	10,027 Series A Shares	3.14
DAVID DUTTON	100,000	2.75	45,289 Series A Shares	7,951.7 Series A Shares	404.3 Series A Shares	8,355 Series A Shares	3.14
PETER COSGROVE	N/A	N/A	N/A	3,180.7 Series A Shares	161.7 Series A Shares	3,342 Series A Shares	3.14
SUZIE DAUBENEY	N/A	N/A	N/A	3,180.7 Series A Shares	161.7 Series A Shares	3,342 Series A Shares	3.14
NICOLA DI MISCIO	N/A	N/A	N/A	6,361.3 Series A Shares	323.5 Series A Shares	6,684 Series A Shares	3.14
GEOFFREY DRAGE	N/A	N/A	N/A	3,180.7 Series A Shares	161.7 Series A Shares	3,342 Series A Shares	3.14
BERND FASTENRATH	N/A	N/A	N/A	1,590.3 Series A Shares	80.9 Series A Shares	1,671 Series A Shares	3.14
VITRUVIUS VENTURES LIMITED	N/A	N/A	N/A	7,951.7 Series A Shares	404.3 Series A Shares	8,355 Series A Shares	3.14
UK FF NOMINEES LIMITED	N/A	N/A	N/A	138,358.8 Series A Shares	7,035.4 Series A Shares	145,394 Series A Shares	3.14

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Schedule 2 The Company

Registered number:	07513025
Status:	active
Incorporation date:	1 February 2011
Registered office:	86-90 Paul Street, London, United Kingdom, EC2A 4NE
Directors:
	Name	Address	Date Appointed
Leon Marsh	86-90 Paul Street, London, United Kingdom, EC2A 4NE	01/02/2011
Geoffrey Drage	86-90 Paul Street, London, United Kingdom, EC2A 4NE	01/05/2014
Gabriele Dini	38 Grosvenor Gardens, London SW1W 0EB	03/09/2015
Accounting reference date:	31 December
Issued share capital:	2,185,938 ordinary shares of 0.000001p each, a total of £2.185938. 1,077,033 seed shares of 0.000001p each, a total of £1.077033

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Schedule 3 Warranties

1.	THE COMPANY AND SHARE CAPITAL

1.1

The existing Shareholders are the legal and beneficial owners of the number of Ordinary Shares and Seed Shares set opposite their respective names in Part 1 to Schedule 1 of the Shareholders’ Agreement. All of the Shares set out in Part 1 to Schedule 1 of the Shareholders Agreement are fully paid and comprise the entire issued share capital of the Company.

1.2

None of the share capital of any Group Member (whether issued or unissued) is under option or subject to any Encumbrance. No dividends or other rights or benefits have been declared, made or paid or agreed to be declared, made or paid in respect of shares in any Group Member.

1.3	The information contained in Schedule 1 is true, accurate and not misleading.

2.	BUSINESS PLAN

2.1

The Draft Business Plan has been diligently prepared and each of the Warrantors believes that it represents a realistic plan in relation to the future progress, expansion and development of the Business.

2.2	All factual information contained in the Draft Business Plan was when given, true, complete and accurate in all material respects and not misleading.

2.3

The financial forecasts, projections or estimates contained in the Draft Business Plan have been diligently prepared, are fair and reasonable, and have not been disproved by the Group in the light of any events or circumstances which have arisen after the preparation of the Business Plan.

2.4	Each of the Warrantors believes that all statements of opinion in the Draft Business Plan are fair and reasonable and are not misleading.

3.	ACCOUNTS

3.1

The Accounts have been prepared in accordance with accounting principles, standards and practices which are generally accepted in the United Kingdom and on the same basis and in accordance with the same accounting policies as the corresponding accounts for each financial year since incorporation, comply with the requirements of the Companies Act 2006 and fairly represent the state of affairs of the Group at the Accounts Date and of the profits and losses for the period concerned.

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3.2	The Accounts make proper provision for or, in the case of actual liabilities, properly disclose, note or take into account as at the Accounts Date:

(a)	all liabilities (whether actual contingent or disputed);

(b)	all capital commitments (whether actual or contingent);

(c)	all bad and doubtful debts; and

(d)	all taxation.

3.3	The Accounts properly provide or reserve for all Taxation for which the Group was liable at the Accounts Date.

3.4

The profits (or losses) shown in the Accounts have not to a material extent been affected (except as disclosed therein) by any extraordinary or exceptional event or circumstance or by any other factor rendering such profits unusually high or low.

4.	MANAGEMENT ACCOUNTS

The Management Accounts reasonably reflect the financial position of the Company as at 31 August 2021 and for the previous three month period to which they relate. Except as expressly disclosed in the Management Accounts, there were no unusual, exceptional, non-recurring or extraordinary items which materially affected such accounts.

5.	EVENTS SINCE THE ACCOUNTS DATE

Since the Accounts Date, as regards the Company:

(a)

its business has been carried on in the ordinary and usual course without interruption, both as regards the nature, scope and manner of conducting the Business and so as to maintain it as a going concern;

(b)	no dividend or other distribution has been declared, made or paid to its members nor has it repaid any loan capital or other debenture;

(c)

no change has been made (or agreed to be made) in the emoluments or other terms of employment of any of its employees or of any of the directors of any Group Member nor has such Group Member paid any bonus or special remuneration to any such employee or any of its directors;

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(d)	it has not borrowed monies (except in the ordinary course of the business carried on by it or from its bankers under agreed loan facilities);

(e)

no part of the Business has been affected to a material extent by the loss of any important customer, any source of supply, by the cancellation or loss of any order or contract, or by any other abnormal factor or event nor so far as the Warrantors are aware are there any circumstances likely to lead thereto;

(f)	no employee has been dismissed or made redundant, nor has the Company taken (or omitted to take) any action which would entitle any employee to claim that he has been constructively dismissed; and

(g)	there are no liabilities (including contingent liabilities) outstanding on the part of the Company other than those liabilities disclosed in the Accounts.

6.	TAXATION

6.1

The Company (and each other Group Member) has duly and punctually made all returns and given or delivered all notices, accounts and information which ought to have been made to, and is not involved in, any dispute with HM Revenue & Customs or any other governmental, state, federal, provincial, local governmental or municipal authority, body or official (whether in the United Kingdom or elsewhere in the world) (Taxing Authority) concerning any matter likely to affect in any way the liability (whether accrued, contingent or future) of it to Taxation and the Warrantors are not aware of any matter which may lead to such dispute.

6.2

The Company (and each other Group Member) has duly paid or fully provided for all Taxation for which it is liable and there are no circumstances in which interest or penalties in respect of Taxation not duly paid could be charged against it in respect of any period prior to Completion.

6.3	No liability of the Company to Taxation, or to account for Taxation, has arisen up to Completion except for:

(a)	corporation tax payable in respect of normal trading profits earned by it;

(b)	income tax deducted under PAYE regulations;

(c)	income tax deducted at source from loan interest payments;

(d)	National Insurance contributions in respect of cash emoluments; or

(e)	value added tax for which it is accountable to any Taxing Authority,

and which has, where appropriate, been deducted or charged and where due, paid to the appropriate Taxing Authority.

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6.4

No Group Member has entered into nor been a party to any schemes or arrangements designed partly or wholly for the purpose of it or (so far as each of the Warrantors are aware) any other person avoiding Taxation.

6.5

All documents to which each Group Member is a party or which form part of that Group Member’s title to any asset owned or possessed by it or which the Group Member may need to enforce or produce in evidence in a court of any jurisdiction in which it has a presence or does business have been duly stamped or signed as a deed and (where appropriate) adjudicated, apostilled, or notarised, and all other requirements of that jurisdiction in relation to such documents have been complied with.

6.6

No directors, employees or officers of the Company have received any securities or interests in securities in the Company in a form which is, or could be, treated as a “readily convertible asset” as defined in Section 702 of ITEPA.

6.7

All directors, officers or employees of the Company who have received any securities or interests in securities falling with Chapter 2 of Part 7 of ITEPA have entered into elections jointly with the relevant company under section 431 of ITEPA or will enter into such elections within the time limit prescribed by statute. A Schedule of any such directors, officers or employees and the elections entered into is attached to the Disclosure Letter.

7.	LITIGATION

7.1	So far as the Warrantors are aware, no Group Member, nor any person for whose acts or omissions it may be vicariously liable, is engaged in or subject to any:

(a)

litigation, administrative, mediation or arbitration proceedings (except for debt collection in the ordinary and usual course of business, details of which have been Disclosed) in relation to the Group or the Business or any of them; or

(b)	is the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body.

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7.2

So far as the Warrantors are aware, no such proceedings, investigation or inquiry as are mentioned in paragraph 7.1 have been threatened or are pending by or against any Group Member or against any such person and there are no facts or circumstances likely to give rise to any such proceedings.

7.3

So far as the Warrantors are aware, there are no existing or pending judgments or rulings against the Group which affect (or may affect) the Business or any part of it. The Group has not given any undertakings arising from legal proceedings to a court, governmental agency or regulator or third party which could affect the Business or any part of it.

8.	PROPERTY

The Group has no interest in any property (whether freehold, leasehold or a licence to occupy) and no Member of the Group has ever occupied or owned any property.

9.	INTELLECTUAL PROPERTY

9.1

The Group has taken all steps it considers reasonably necessary or desirable for the protection of all Intellectual Property and know-how used by it. No Group Member has itself granted any rights to third parties in relation to any of its Intellectual Property.

9.2

So far as the Warrantors are aware, the operations of the Group and any products or services supplied by it do not use or infringe the rights of any person or infringe any right of privacy. The Warrantors are not aware of any claims or applications for registration which might be material for disclosure to the Seed Investor as an applicant for shares in the Company.

9.3	All Intellectual Property (including know-how) which is used by the Group to carry out the Business at Completion (Business IP), is (or in the case of applications will be):

(a)	legally and beneficially vested exclusively in the Company and no person other than the Company (or a Group Member) has any right, title or interest in such Business IP; or

(b)

licensed to the Company (or a Group Member) by third parties by way of an agreement and/or licence which enable the Company to use the Intellectual Property as it requires in the ordinary course of its business.

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9.4	So far as the Warrantors are aware, all Business IP is valid and enforceable and not subject to any claims of opposition from any third party.

9.5

All assignments of Business IP to the Company have been made by valid and binding transfer instruments (and for the purpose of this Warranty, an employment or service contract is not a valid transfer instrument) for irrevocable and unconditional assignment with full title guarantee and waiver of all moral rights in the Business IP, and are attached to the Disclosure Letter.

9.6	Short particulars of all licences entered into by the Group in relation to Intellectual Property, and in respect of which a Member of the Group is

(a)	a (or the) licensor; and

(b)	a (or the) licensee or otherwise a party,

are set out in the Disclosure Letter.

9.7	No Intellectual Property in which the Group has any interest and which is material to the Business is, so far as the Warrantors are aware:

(a)	being (or has been) infringed, misappropriated or used without permission by any other person; or

(b)	subject to any licence, estoppel or authority or similar right in favour of any other person, except as set out in the agreements listed in the Disclosure Letter.

9.8	All Intellectual Property which is registered in the name of the Group, or in respect of which any Group Member has made application for registration, is:

(a)	listed and briefly described in the Disclosure Letter;

(b)	legally and beneficially vested in a Group Member; and

(c)	valid and enforceable.

9.9

All renewal fees in respect of the registered Intellectual Property have been duly paid, and all other steps required to maintain and protect the registered Intellectual Property have been taken, in any jurisdiction in which they are registered.

9.10

Nothing has been done, or omitted to be done, whereby any Intellectual Property owned or used by the Group has ceased (or might cease) to be valid and enforceable, or whereby any person is or will be able to seek cancellation, rectification or any other modification of any registration of any such Intellectual Property.

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9.11

So far as the Warrantors are aware, no person other than a Group Member has registered or applied to register in any country any invention, topography, copyright work, design, trade or service mark or name, trade secret or know-how or other Intellectual Property made, or claimed to be owned, by the Group.

9.12

The licences, agreements and arrangements listed in the Disclosure Letter (current and complete copies of each of which have been supplied to the Seed Investor) have been entered into in the ordinary course of business, are in full force and effect and no notice has been given on either side to terminate any of them, and no amendment made or accepted to their terms since they were first entered into; and so far as the Warrantors are aware the obligations of all parties under each of the same have been fully complied with and no disputes exist or are anticipated in respect of any of them.

9.13

All third parties who have received any of the Company’s confidential information had entered into a valid and appropriate confidentiality agreement with the Company in respect of that confidential information prior to receipt.

9.14

So far as the Warrantors are aware, no person is involved in a business which is or intends to compete directly with the Business or has registered domain names that are similar to any trademarks, service marks, domain names or business or trading names used, created or owned by the Group.

9.15

So far as the Warrantors are aware, the contents of any website through which the Group conducts any of its business complies with all laws, regulations and codes of practice in any applicable jurisdiction.

9.16

So far as the Warrantors are aware, there are no third party claims that any domain name registered by the Group is in infringement of a third party’s domain name or other Intellectual Property rights.

9.17

The Company does not process any personal data (as defined in the DPA 1998) other than in respect of its employees, and has complied with its obligations as a data controller under the DPA 1998 and any guidance notes or guidelines issued by the Information Commissioner in respect of such personal data.

10.	ASSETS, DEBTS AND STOCK

10.1

None of the book debts included in the Accounts, the Management Accounts or which have subsequently arisen have been outstanding for more than three months from their due dates for payment, and all such debts have realised or will realise in the normal course of collection their full value save as provided in the Accounts, the Management Accounts or in the books of the Group.

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10.2	The Group has not granted any Encumbrance over any part of its undertaking or assets (including its intangible assets such as its Intellectual Property).

10.3

All assets used by, and all debts due to, the Group or which have otherwise been represented as being its property or due to it or used or held for the purposes of its business are at the relevant Warranty Date its absolute property and none is the subject of any Encumbrance (except in respect of liens arising in the normal course of trading) or the subject of any factoring arrangement, hire-purchase, retention of title, conditional sale or credit sale agreement.

10.4	Each asset needed for the proper conduct of the Business is in good repair and working order (fair wear and tear excepted).

11.	CONTRACTS WITH CONNECTED PERSONS

11.1

There are no loans made by the Group to any of its directors or shareholders and/or any person connected with any of them and no debts or liabilities owing by the Group to any of its directors or shareholders and/or any person connected with them as aforesaid.

11.2

There are no existing contracts or arrangements to which the Group is a party and in which any of its directors or shareholders (and/or any person connected with any of them) is interested except the Director Service Contract and the NED Agreement.

12.	EMPLOYMENT ARRANGEMENTS

12.1

Full particulars of all contracts of service or for services and other arrangements (including, without limitation, details of notice periods and all remuneration including salary and any dividends) of all officers, employees and consultants of the Group are set out in (or copies thereof included in the Disclosure Letter).

12.2

There are no agreements or other arrangements (binding or otherwise) or outstanding or anticipated claims or disputes between the Group and any trade union or other body representing all or any of the employees of the Group.

12.3

The Group does not owe any amount to, nor does it have any outstanding obligations in respect of, any of its present or former directors, employees or shareholders other than remuneration accrued during the month in which this agreement has been entered into.

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12.4

No gratuitous payment has been made or promised in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment of any present or former director or employee of the Group.

12.5

There are no agreements or arrangements (whether legally enforceable or not) for the payment of any pensions, allowances, lump sums or other similar benefits on redundancy, retirement or on death or during periods of sickness or disablement for the benefit of any director or former director or employee or former employee of the Group or for the benefit of the dependants of any such person.

13.	STATUTORY AND LEGAL REQUIREMENTS

13.1

So far as the Warrantors are aware all statutory, municipal, governmental, court and other requirements applicable to the carrying on of the business of the Group, the formation, continuance in existence, creation and issue of securities, management, property or operation of the Group have been complied with, and all permits, authorities, licences and consents have been obtained and all conditions applicable to it complied with and, so far as the Warrantors are aware, there are no circumstances which might lead to the suspension, alteration or cancellation of any such permits, authorities, licences or consents, nor is there any agreement which materially restricts the fields within which the Group may carry on its business.

13.2

The Group has not committed, and so far as the Warrantors are aware is not liable for, any criminal, illegal, unlawful, ultra vires or unauthorised act or breach of covenant, contract or statutory duty and, so far as the Warrantors are aware, no officer or senior manager of the Group has been convicted of any crime other than minor traffic offences.

13.3

No person other than the directors of each Group Member has any actual or ostensible authority, whether under a power of attorney, agency agreement or otherwise, to commit that Group Member to any obligation other than an obligation of a nature which it is usual for it to incur in the ordinary course of its business.

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14.	RECORDS AND REGISTERS

So far as the Warrantors are aware, the records (including computer records), statutory books, registers, minute books and books of account of each Group Member are duly entered up and maintained in material accordance with all legal requirements applicable thereto and contain true, full and accurate records of all matters required to be dealt with in them and all such books and all records and documents (including documents of title) which are the Group’s property are in the respective Group Member’s possession or under its control and all accounts, documents and returns required to be delivered or made to the UK Registrar of Companies (or any other company registry in any other jurisdiction) have been duly and correctly delivered or made and there has been no notice of any proceedings to rectify the register of members of any Group Member and so far as the Warrantors are aware there are no circumstances which might lead to any application for rectification of the register of members of any Group Member.

15.	INSURANCE

The Disclosure Letter contains full and accurate details of all insurance policies held by the Group. In respect of such insurances:

(a)	all premiums have been duly paid to date;

(b)

all the policies are in full force and effect and so far as the Warrantors are aware are not voidable on account of any act, omission or non-disclosure on the part of the insured party, nor could they be declared null and void or as a consequence of which any claim might be rejected; and

(c)	so far as the Warrantors are aware there are no circumstances which would or might give rise to any claim and no insurance claim is outstanding.

16.	GROUP STRUCTURE

16.1

The Company does not have any subsidiary companies nor has it at any time been the holding company of any company or a member of or the beneficial owner of any shares, securities or any interest in any company or other person.

16.2

Save as contemplated by this Agreement, no person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, issue, sale, transfer or conversion of any shares or loan capital of any Group Member under option or any other agreement (including conversion rights and rights of pre-emption).

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17.	AGREEMENTS AND CAPITAL COMMITMENTS

17.1	Each Group Member:

(a)	has no material capital commitments;

(b)

is not a party to any contract, arrangement or commitment (whether in respect of capital expenditure or otherwise) which is of an unusual, onerous or long-term nature or which involves or could involve a material obligation or liability;

(c)

has not become bound, and no person has become entitled (or with the giving of notice and/or the issue of a certificate and/or the passage of time or otherwise may become entitled), to require it to repay any loan capital or other debenture, redeemable preference share capital, borrowed money or grant made to it by any governmental or other authority or person prior to the stipulated due date;

(d)	is not a party to any agreement which is (or may become) terminable as a result of the entry into or completion of this agreement;

(e)	is not bound by any guarantee or contract of indemnity under which any liability or contingent liability is outstanding;

(f)	has not entered into any agreement which requires or may require, or confers any right to require, the sale (whether for cash or otherwise) or the transfer by it of any asset;

(g)	is not a party to any joint venture, consortium, partnership, unincorporated association or profit sharing arrangement or agreement;

(h)	is not a party to or enjoys the benefit of any agreement requiring registration or notification under or by virtue of any statute; and

(i)	is not in default of any agreement or arrangement to which it is a party.

17.2

No Group Member has been, or is currently, a party to any contract or arrangements binding on it for the purchase or sale of property or the supply of goods or services at a price different to that reasonably obtainable on an arm’s length basis.

18.	BORROWINGS, FACILITIES AND GRANT FUNDING

18.1	The Group has no bank overdraft facilities, borrowings or loan facilities at the date of Completion save for:

(a)	a loan facility in place with the Founder providing an unsecured loan with no repayment term of up to £36,118.90, all of which has been drawn-down; and,

(b)	a loan facility with the Company’s bank as part of the Bounce Back Loan Scheme with repayment term of seventy-two [72) months up to £50,000, all of which has been drawn down.

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18.2	No Group Member has received any Grant Funding, nor is any application by any Group Member for any Grant Funding outstanding.

19.	INSOLVENCY

19.1	In respect of each Group Member:

(a)	no order has been made or petition presented or resolution passed for its winding-up and no distress, execution or other process has been levied on any of its assets;

(b)	it has not stopped payment and is not insolvent or unable to pay its debts for the purpose of Section 123 of the Insolvency Act 1986;

(c)	no administrative receiver or receiver or receiver and manager has been appointed by any person of the whole or any part of its business or assets;

(d)	there is no unfulfilled or unsatisfied judgment or court order outstanding against it; and

(e)	there has been no delay by it in the payment of any obligation due for payment,

and no event has occurred, or proceeding been taken in any jurisdiction to which it is subject that has an effect equivalent or similar to any of such events.

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Execution Page

Signed by Charles D. Roberson	/s/ Charles D. Roberson
for and on behalf of Lakeland	Chief Executive Officer,
Industries, Inc	President and Secretary

The Seed Investor

Signed by Richard Hadden	/s/ Richard Hadden
for and on behalf of Breed Reply	Director
Investments Limited

The CLA Lenders

Signed by David Dutton	/s/ David Dutton

Signed by UK FF Nominees
Limited acting by its director CSC	/s/ Debra Parsall
Directors (No.1) Limited in turn acting	Director
by a director (Debra Parsall)

Signed by Cengiz Tarhan	/s/ Cengiz Tarhan
for and on behalf of AT8 Capital	Director
Partners LLP

Signed by Suzie Daubeney	/s/ Suzie Daubeney

Signed by Geoffrey Drage	/s/ Geoffrey Drage

Signed by Peter Cosgrove	/s/ Peter Cosgrove

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Signed by Nicola Di Miscio	/s/ Nicola Di Miscio

Signed by Bernd Fastenrath	/s/ Bernd Fastenrath

Signed by Russell Newton	/s/ Russell Newton
for and on behalf of Vitruvius	Director
Ventures Limited

The Company

Signed by Geoffrey Drage
for and on behalf of Inova Design	/s/ Geoffrey Drage
Solutions Ltd	Director

The Founder
Signed by Leon Marsh	/s/ Leon Marsh

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